THE YORK GROUP, INC.
                      REPORTS ON CUSTOMER SUPPLY AGREEMENT

HOUSTON, TX - February 5, 1998 -- The York Group, Inc. [NASDAQ: YRKG] today announced that it has been informed by Service Corporation International (SCI) that SCI has entered into a supply agreement to purchase substantially all of its caskets from another supplier commencing January 1, 1999. As previously disclosed, York's casket supply agreement with SCI expires on December 31, 1998. SCI intends to honor the existing agreement for the remainder of 1998.

        "While SCI is a valued customer, 75% of York's growth during the past five years has been with independent funeral homes, with whom we have enjoyed revenue growth of 6% per year, making York the fastest growing casket supplier," said Bill Wilcock, York Chief Executive Officer and President.

        "We are committed to continuing our superior growth rate with independents by bringing the best line of caskets to the market and providing complementary products and services. With the best-in-class York Merchandising System(TM) and the accelerating growth of the York Generations(TM) pre-need insurance program, we are well on the way to our goal of becoming the preferred resource to the death care industry," Wilcock said.

        This release contains forward looking statements that are subject to risks and uncertainties, including but not limited to, the impact of competitive products, demand for the Company's products and services, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

        The York Group, Inc. is the nation's second-largest manufacturer of caskets and casket components with manufacturing and assembly plants in Alabama, Georgia, Indiana, Mississippi, Missouri and Pennsylvania, company-owned casket distribution operations serving Midwest, New England, Southwest and Southeast markets, and a network of independently owned distributors that serve customers in all other U.S. regions. The York Group's funeral home merchandising and architectural design services are located in New Orleans, Louisiana, and York Agency, Inc., a marketer of pre-need insurance and trust products, is headquartered in Florida.

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                              The York Group, Inc.
                    9430 Old Katy Road, Houston, Texas 77055
                         713/984 5500 o FAX 713/984-5569